                                   SUPPLEMENT NO. 2
                              OFFER TO PURCHASE FOR CASH
                        UNITS OF LIMITED PARTNERSHIP INTERESTS
                                          OF
                               ML MEDIA PARTNERS, L.P.
                                          AT
                                   $1,100 PER UNIT
                                          BY

                                 SMITHTOWN BAY, LLC

      THE COVER PAGE OF THE OFFER TO PURCHASE IS AMENDED TO READ AS FOLLOWS:
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THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT,
EASTERN TIME, ON MARCH 31, 1999, UNLESS THE OFFER IS EXTENDED.
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     Smithtown Bay, LLC, a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 4,000 units of limited partnership interests including any rights attributable to claims, damages, recoveries, including recoveries from any class action lawsuits, and causes of action accruing to the ownership of such units of limited partnership interests ("Units") of ML Media Partners, L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $1,100 per Unit, without interest, less the $50 transfer fee (per transfer, not per Unit) charged by the Partnership and less the amount of any cash distributions declared or paid, including any return of capital made in cash with respect to the Units after January 1, 1999 (SEE THE FIRST FACTOR ON PAGE ONE OF THE INTRODUCTION SECTION) (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Transfer and Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The 4,000 Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 2.13% of the Units outstanding as of the date of the Offer.

     THE OFFER TO PURCHASE IS NOT CONDITIONED UPON THE VALID TENDER OF ANY MINIMUM NUMBER OF UNITS. IF MORE THAN 4,000 UNITS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE UP TO 4,000 OF THE TENDERED UNITS, ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN, SEE "TENDER OFFER--SECTION 13. CERTAIN CONDITIONS OF THE OFFER."

     A HOLDER OF UNITS ("UNIT HOLDER") MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNIT HOLDER.

             FOR MORE INFORMATION OR FOR FURTHER ASSISTANCE PLEASE CALL:

                           MAVRICC Management Systems, Inc.
                                    1-800-500-3243
                                                                  March 17, 1999

                                      IMPORTANT

     Any Unit Holder desiring to tender any or all of his/her Units should complete and sign the Agreement of Transfer and Sale in accordance with the instructions in the Agreement of Transfer and Sale and mail or deliver a fully executed original of the Agreement of Transfer and Sale along with any other required documents to the Purchaser at the address set forth on the back cover of this Offer to Purchase, or request his/her broker, dealer, commercial bank, credit union, trust company or other nominee to effect the transaction on their behalf.

     QUESTIONS OR REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR THE AGREEMENT OF TRANSFER AND SALE MAY BE DIRECTED TO MAVRICC MANAGEMENT SYSTEMS, INC. (THE "DEPOSITARY") BY CALLING THE TOLL-FREE INFORMATION
LINE: 1-800-500-3243.

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     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY
REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE AGREEMENT OF TRANSFER AND SALE. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                           [INTENTIONALLY LEFT BLANK]

                                      (2)

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                                TABLE OF CONTENTS

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

OFFER TO PURCHASE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

     SECTION 1.  TERMS OF THE OFFER. . . . . . . . . . . . . . . . . . . . . 2

     SECTION 2.  PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS . . 2

     SECTION 3.  PROCEDURES FOR TENDERING UNITS. . . . . . . . . . . . . . . 2
               VALID TENDER. . . . . . . . . . . . . . . . . . . . . . . . . 2

     SECTION 7.  PURPOSE AND EFFECTS OF THE OFFER. . . . . . . . . . . . . . 2
               PURPOSE OF THE OFFER. . . . . . . . . . . . . . . . . . . . . 2
               CERTAIN RESTRICTIONS ON TRANSFER OF UNITS . . . . . . . . . . 2

SECTION 12.  SOURCE OF FUNDS . . . . . . . . . . . . . . . . . . . . . . . . 3

                                     (i)

THE INTRODUCTION SECTION OF THE OFFER TO PURCHASE IS AMENDED AND SUPPLEMENTED AS FOLLOWS:

To the Holders of Units of Limited Partnership Interests of ML Media Partners, L.P.

                                     INTRODUCTION

     Smithtown Bay, LLC, a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 4,000 Units of partnership interests including any rights attributable to claims, damages, recoveries, including recoveries from any class action lawsuits, and causes of action accruing to the ownership of such units of limited partnership interests ("Units") of ML Media Partners, L.P., a Delaware limited partnership (the "Partnership" or the "Fund"), at a purchase price of $1,100 per Unit, without interest, less the $50 transfer fee (per transfer, not per Unit) charged by the Partnership and less the amount of any cash distributions declared or paid, including any cash return of capital, if any, (collectively hereinafter referred to as "Distributions") made or declared with respect to the Units after January 1, 1999 (SEE THE FIRST FACTOR SET FORTH BELOW) (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Agreement of Transfer and Sale (which together constitute the "Offer"). The 4,000 Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 2.13% of the Units outstanding as of the date of the Offer. As of the close of business on March 15, 1999, 3,092 Units (1.64%) have been tendered to Purchaser and not withdrawn.

We encourage you to consider the following factors:

- The Partnership disclosed in a Form 14D-9/A filed with the Commission on March 4, 1999 that a Distribution of $337 per Unit will be made to Unit Holders prior to the end of the first calendar quarter of 1999. THE $337 AMOUNT DISTRIBUTED TO TENDERING UNIT HOLDERS WILL BE DEDUCTED FROM THE PURCHASE PRICE SO THAT THE PURCHASER WILL PAY $763 PER UNIT TO SELLING UNIT HOLDERS. UNIT HOLDERS WILL THEREFORE RECEIVE A TOTAL OF $1,100 PER UNIT.

- The Purchaser is making the Offer with a view towards making a profit. Accordingly, there may be a conflict between the desire of the Purchaser to acquire the Units at a low price and the desire of the Unit Holders to sell the Units at a high price. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the $1,100 Purchase Price and no representation is made as to such fairness. Other measures of value may be relevant to a Unit Holder and all Unit Holders are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Transfer and Sale and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender their Units.

     The Offer is not conditioned upon the valid tender of any minimum number of the Units. If more than 4,000 Units, are validly tendered and not withdrawn, the Purchaser will accept up to 4,000 of the tendered Units for purchase on a pro rata basis, subject to the terms and conditions herein. See "Tender Offer--Section 13. Certain Conditions of the Offer." The Purchaser expressly reserves the right to terminate the Offer at anytime and to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to waive any such conditions.

                                OFFER TO PURCHASE

     SECTION 1 OF THE OFFER TO PURCHASE IS AMENDED AND SUPPLEMENTED AS FOLLOWS:

     SECTION 1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for up to 4,000 Units that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Eastern Time, on March 31, 1999, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date on which the Offer, as so extended by the Purchaser shall expire.

     SECTION 2 OF THE OFFER TO PURCHASE IS AMENDED AND SUPPLEMENTED AS FOLLOWS:

     SECTION 2. PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If not more than 4,000 Units are validly tendered and not properly withdrawn prior to the Expiration Date the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all such Units so tendered.

     If more than 4,000 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment 4,000 Units so tendered, on a pro rata basis with appropriate adjustments to avoid tenders of fractional Units and purchases that would violate transfer restrictions contained in the Partnership's Second Amended and Restated Agreement of Limited Partnership ("Partnership Agreement").

     SECTION 3 OF THE OFFER TO PURCHASE IS AMENDED AND SUPPLEMENTED AS FOLLOWS:

     SECTION 3.  PROCEDURES FOR TENDERING UNITS.

     VALID TENDER. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Transfer and Sale must be received by the Purchaser at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Unit Holder may tender any or all Units owned by such Unit Holder.

     In order for a tendering Unit Holder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Eastern Time, on March 31, 1999.

     SECTION 7 OF THE OFFER TO PURCHASE IS AMENDED AND SUPPLEMENTED AS FOLLOWS:

     SECTION 7.  PURPOSE AND EFFECTS OF THE OFFER.

     PURPOSE OF THE OFFER. The Purchaser is making the Offer for investment purposes only (See Section 8 -- "Future Plans") with a view towards making a profit. The Purchaser's intent is to acquire the Units at a discount to the value that the Purchaser might ultimately realize from owning the Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the $1,100 Purchase Price and no representation is made as to such fairness.

     CERTAIN RESTRICTIONS ON TRANSFER OF UNITS. The Partnership Agreement restricts transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve month period, would cause a termination of the Partnership for federal or applicable state income tax purposes (which termination may occur when 40% or more of the Units are transferred in a twelve month period) or to prevent the Partnership from being taxed as a partnership for federal income tax purposes, if state Blue Sky laws would be violated, if prior required government regulatory consent was not obtained, if transfers were to be made to foreign citizens or if such transfers would result in ownership of Units which would violate Federal Communications Commissions Rules and Regulations. In determining the number of Units for which the Offer is made (representing approximately 2.13% of the outstanding Units), the Purchaser took these restrictions into account and has conditioned the Offer on not violating such restriction. See "Tender Offer--Section 13. Certain Conditions of the Offer." The foregoing are hereafter referred to as the "Transfer Restrictions."

     SECTION 12. SOURCE OF FUNDS. The Purchaser expects that approximately $4,400,000 (exclusive of fees and expenses) will be required to purchase 4,000 Units (approximately 2.13% of the 187,994 Units outstanding), if tendered. The Purchaser will obtain all of those funds from its working capital (i.e., cash on hand). The Purchaser is not a public company and has a net worth in excess of $45,000,000. The Offer is not contingent on obtaining financing.


                              Smithtown Bay, LLC

                                                                 March 17, 1999

     Any questions or requests for assistance or for delivery of additional copies of this Offer to Purchase or the Agreement of Transfer and Sale may be directed to the Depositary at the telephone number and address set forth below.


                                        MAVRICC Management Systems, Inc.
                                        Post Office Box 7090
                                        Troy, Michigan 48007-7090
                                        Tele: 1-800-500-3243